Exhibit 3.1

SIXTH AMENDED AND RESTATED CERTIFICATE OF INCORPORATION

OF

PROGENITY, INC.

(Pursuant to Sections 242 and 245 of the General Corporation Law of the State of Delaware)

PROGENITY, INC., a corporation organized and existing under and by virtue of the provisions of the General Corporation Law of the State of Delaware (the “General Corporation Law”),

DOES HEREBY CERTIFY:

FIRST: That the name of the corporation is Progenity, Inc., and that the corporation was originally incorporated pursuant to the General Corporation Law on January 9, 2012 under the name Ascendant MDx, Inc.

SECOND: The corporation’s Fifth Amended and Restated Certificate of Incorporation (the “Fifth Amended and Restated Certificate of Incorporation”) was filed with the Secretary of State of the State of Delaware on August 27, 2019.

THIRD: That the Board of Directors of the corporation duly adopted resolutions proposing to amend and restate the Fifth Amended and Restated Certificate of Incorporation of the corporation, declaring such amendment and restatement to be advisable and in the best interests of the corporation and its stockholders, and authorizing appropriate officers of the corporation to solicit the consent of the stockholders therefor, which resolution setting forth the proposed amendment and restatement is as follows:

RESOLVED, that the Fifth Amended and Restated Certificate of Incorporation of the corporation be amended and restated in its entirety to read as follows:

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ARTICLE I

The name of this corporation is Progenity, Inc. (the “Corporation”).

ARTICLE II

The address of the registered office of the Corporation in the State of Delaware and the County of Kent is 850 New Burton Road, Suite 201, Dover, DE 19904 and the name of the registered agent at that address is COGENCY GLOBAL INC.

ARTICLE III

The purpose of the Corporation is to engage in any lawful act or activity for which a corporation may be organized under the General Corporation Law.

ARTICLE IV

(A)    Classes of Stock. The Corporation is authorized to issue two classes of stock designated as “Common Stock” and “Preferred Stock,” respectively. The total number of shares which the Corporation is authorized to issue is 430,155,000 shares, each with a par value of $0.001 per share. 300,000,000 shares shall be Common Stock and 130,155,000 shares shall be Preferred Stock.

(B)    Rights, Preferences and Restrictions of Preferred Stock. The Preferred Stock authorized by this Sixth Amended and Restated Certificate of Incorporation may be issued from time to time in one or more series. The first series of Preferred Stock shall be designated “Series A Preferred Stock” and shall consist of 4,120,000 shares. The second series of Preferred Stock shall be designated “Series B Preferred Stock” and shall consist of 126,035,000 shares. The rights, preferences, privileges, and restrictions granted to and imposed on the Preferred Stock are as set forth below in this Article IV(B).

1.	Dividends.

(a)    Dividends with Common Stock. The Corporation shall not declare, pay or set aside any dividends on shares of Common Stock (other than dividends on shares of Common Stock payable in shares of Common Stock) unless (in addition to the obtaining of any consents required elsewhere in this Sixth Amended and Restated Certificate of Incorporation) the holders of the Preferred Stock then outstanding shall simultaneously receive a dividend on each outstanding share of Preferred Stock in an amount equal to that dividend per share of Preferred Stock as would equal the product of (i) the dividend payable on each share of Common Stock and (ii) the number of shares of Common Stock then issuable upon conversion of such share of Preferred Stock, in each case calculated on the record date for determination of holders entitled to receive such dividend.

(b)    No Other Dividends. The Corporation shall not declare, pay or set aside any dividends on shares of Preferred Stock other than in connection with dividends on the Common Stock as set forth in Article IV(B)(1)(a).

2.	Liquidation.

(a)    Series A Preference. In the event of any liquidation, dissolution or winding up of the Corporation, either voluntary or involuntary, the holders of Series A Preferred Stock shall be entitled to receive, after the completion of the distribution required by Section 2(b) below, and prior and in preference to any distribution of any of the assets of the Corporation to the holders of Common Stock by reason of their ownership thereof, an amount per share equal to the sum of the Series A Original Issue Price (as defined below), plus declared but unpaid dividends on such share (the amount payable pursuant to this sentence is hereinafter referred to as the “Series A Preference Amount”). For purposes of this Sixth Amended and Restated Certificate of Incorporation, “Series A Original Issue Price” shall mean $0.48543 per share for each share of the Series A Preferred Stock (as adjusted for stock splits, stock dividends, reclassification or the like with respect to such series of Preferred Stock at any time after the Filing Date (as defined below)). If, upon the occurrence of any such liquidation, dissolution or winding up and the completion of the distribution required by Section 2(b) below, the remaining assets of the Corporation legally available for distribution among the holders of the Series A Preferred Stock shall be insufficient to permit the payment to such holders of the full Series A Preference Amount, the entire remaining assets of the Corporation legally available for distribution shall be distributed ratably among the holders of the Series A Preferred Stock, with each such holder receiving the same proportion of the preferential amount such holder would otherwise be entitled to receive upon such distribution if the full preference amount with respect to such holder’s shares were paid.

(b)    Series B Preference. In the event of any liquidation, dissolution or winding up of the Corporation, either voluntary or involuntary, the holders of Series B Preferred Stock shall be entitled to receive, prior and in preference to any distribution of any of the assets of the Corporation to the holders of Common Stock or Series A Preferred Stock, by reason of their ownership thereof, an amount per share equal to the sum of the Series B Original Issue Price (as defined below), plus declared but unpaid dividends on such share (the amount payable pursuant to this sentence is hereinafter referred to as the “Series B Preference Amount”). For purposes of this Sixth Amended and Restated Certificate of Incorporation, “Series B Original Issue Price” shall mean $2.25 per share for each share of the Series B Preferred Stock (as adjusted for stock splits, stock dividends, reclassification or the like with respect to such series of Preferred Stock at any time after the Filing Date), and each of the Series A Original Issue Price and Series B Original Issue Price, an “Original Issue Price.” If, upon the occurrence of any such liquidation, dissolution or winding up, the assets of the Corporation legally available for distribution among the holders of the Series B Preferred Stock shall be insufficient to permit the payment to such holders of the full Series B Preference Amount, the entire assets of the Corporation legally available for distribution shall be distributed ratably among the holders of the Series B Preferred Stock, with each such holder receiving the same proportion of the preferential amount such holder would otherwise be entitled to receive upon such distribution if the full Series B Preference Amount with respect to such holder’s shares were paid.

(c)    Remaining Assets. Upon the completion of the distributions required by Sections 2(a) and 2(b) above, the remaining assets of the Corporation legally available for distribution to stockholders shall be distributed among the holders of the Series A Preferred Stock and the Common Stock pro rata based on the number of shares of Common Stock held by each (assuming conversion of all such Series A Preferred Stock) until the holders of the Series A Preferred Stock shall have received an aggregate of $1.4563 per share for each share of Series A Preferred Stock (as adjusted for stock splits, stock dividends, reclassification and the like with respect to such series of Preferred Stock at any time after the Filing Date) then held by them, plus declared but unpaid dividends (including amounts paid pursuant to Section 2(a) above); thereafter, if assets of the Corporation legally available for distribution remain in the Corporation, the holders of the Common Stock shall receive all of such remaining assets of the Corporation pro rata based on the number of shares of Common Stock held by each.

(d)	Certain Acquisitions.

(i)    Deemed Liquidation. For purposes of this Section 2, a liquidation, dissolution, or winding up of the Corporation shall be deemed to occur if the Corporation shall (1) sell, convey, or otherwise dispose of, in a single transaction or series of related transactions, all or substantially all of its assets or business, provided that this Section 2(d)(i)(1) shall not apply to a sale, conveyance or other disposition to a wholly-owned subsidiary of the Corporation, or (2) merge with or into or consolidate with any other corporation, limited liability company or other entity (other than a wholly-owned subsidiary of the Corporation), provided that this Section 2(d)(i)(2) shall not apply to a merger effected exclusively for the purpose of changing the domicile of the Corporation, to an equity financing in which the Corporation is the surviving entity, or to a transaction in which the stockholders of the Corporation immediately prior to the transaction own more than 50% of the voting power of the surviving entity following the transaction; provided, further, that any such sale, conveyance or other disposal as described in Section 2(d)(i)(1) above and any such merger or consolidation as described in Section 2(d)(i)(2) above shall require the consent of a majority of the shares of Series B Preferred Stock then outstanding, voting together as a separate class, unless such deemed liquidation as described in Section 2(d)(i)(1) or (2) above results in consideration of not less than $2.70 per share (as adjusted for stock splits, stock dividends, reclassification or the like with respect to the Series B Preferred Stock at any time after the Filing Date) with respect to each share of Series B Preferred Stock or the Common Stock into which it is then convertible.

(ii)    Valuation of Consideration. In the event of any liquidation, dissolution or winding up of the Corporation, either voluntary or involuntary, if the consideration received is other than cash, its value will be deemed its fair market value as determined in good faith by the Board of Directors of the Corporation (the “Board of Directors”), provided that any securities shall be valued as follows:

(A)    Securities not subject to investment letter or other similar restrictions on free marketability covered by (B) below:

(1)    If traded on a securities exchange, the value shall be based on a formula approved by the Board of Directors and derived from the closing prices of the securities on such exchange over a specified time period;

(2)    If actively traded over-the-counter, the value shall be based on a formula approved by the Board of Directors and derived from the closing prices of the securities on an applicable market or quotation system over a specified time period; and

(3)    If there is no active public market, the value shall be the fair market value thereof, as determined in good faith by the Board of Directors.

(B)    The method of valuation of securities subject to investment letter or other restrictions on free marketability (other than restrictions arising solely by virtue of a stockholder’s status as an affiliate or former affiliate) shall be to make an appropriate discount from the market value determined as above in Section 2(d)(ii)(A) to reflect the approximate fair market value thereof, as determined in good faith by the Board of Directors.

(iii)    Notice of Transaction. The Corporation shall give each holder of record of Preferred Stock written notice of any impending liquidation, dissolution, or winding up of the Corporation (including any deemed liquidation) not later than ten (10) days prior to the stockholders’ meeting called to approve such transaction, or ten (10) days prior to the closing of such transaction, whichever is earlier, and shall also notify such holders in writing of the final approval of such transaction. The first of such notices shall describe the material terms and conditions of the impending transaction and the provisions of this Section 2, and the Corporation shall thereafter give such holders prompt notice of any material changes in such terms and conditions. The transaction shall in no event take place sooner than ten (10) days after the Corporation has given the first notice provided for herein or sooner than ten (10) days after the Corporation has given notice of any material changes provided for herein; provided, however, that such periods may be shortened upon the written consent of the holders of Preferred Stock that are entitled to such notice rights or similar notice rights and that represent a majority of the voting power of all then outstanding shares of Preferred Stock, voting together as a single class on an as-converted to Common Stock basis.

(iv)    Allocation of Escrow and Contingent Consideration. In the event of any deemed liquidation as described in Section 2(d)(i) above, if any portion of the consideration payable to the stockholders of the Corporation is placed into escrow and/or is payable to the stockholders of the Corporation subject to contingencies, the acquisition agreement shall provide that (1) the portion of such consideration that is not placed in escrow and not subject to any contingencies (the “Initial Consideration”) shall be allocated among the holders of capital stock of the Corporation in accordance with this Section 2 as if the Initial Consideration were the only consideration payable in connection with such deemed liquidation and (2) any additional consideration which becomes payable to the stockholders of the Corporation from time to time upon release from escrow or satisfaction of contingencies shall be allocated among the holders of capital stock of the Corporation in accordance with Section 2 after taking into account the previous payment of the Initial Consideration (and any additional consideration paid to stockholders of the Corporation prior to such determination time) as part of the same transaction.

(v)    Waiver. Notwithstanding the foregoing, the distributions by the Corporation upon a deemed liquidation as described in Section 2(d)(i)(1) above may be waived by the vote or written consent of the holders of a majority of the shares of each of the then outstanding series of Preferred Stock, each voting as a separate class.

(vi)    Effect of Noncompliance. The Corporation shall not have the power to effect any deemed liquidation as described in Section 2(d)(i)(2) above unless the agreement or plan of merger or consolidation for such transaction provides that the consideration payable to the stockholders of the Corporation shall be allocated among the holders of capital stock of the Corporation in accordance with Sections 2(a), (b) and (c). In the event the requirements of this Section 2(d) are not complied with or waived, the Corporation shall forthwith either cause the closing of the transaction to be postponed until such requirements have been complied with or waived, or terminate or cancel such transaction.

3.    Redemption. The Preferred Stock is not mandatorily redeemable.

4.    Conversion. The holders of the Preferred Stock shall have conversion rights as follows (the “Conversion Rights”):

(a)    Right to Convert.

(i)    Subject to Section 4(c), each share of Preferred Stock shall be convertible, at the option of the holder thereof, at any time after the date of issuance of such share, at the office of the Corporation or any transfer agent for such stock, into such number of fully paid and nonassessable shares of Common Stock as is determined by dividing the applicable Original Issue Price for such series by the applicable Conversion Price for such series, determined as hereafter provided, in effect on the date the certificate for such share of Preferred Stock is surrendered for conversion (such quotient, as of such time, the “Conversion Rate” for such series). The initial Conversion Price per share of Series A Preferred Stock shall be $0.0245, and the initial Conversion Price per share of Series B Preferred Stock shall be $2.25. Each such initial Conversion Price shall be subject to adjustment as set forth in Sections 4(d) and 4(f).

(ii)    In addition, in the event of the consummation of a Qualified IPO (as defined below), the Conversion Price per share of Series B Preferred Stock shall be adjusted, as of immediately prior to the automatic conversion of such shares in accordance with Section 4(b)(i), to equal the lesser of (1) the then current Conversion Price per share of Series B Preferred Stock and (2) the “Price to Public” per share of Common Stock specified in the final prospectus with respect to the Qualified IPO (the “Public Price”).

(iii)    Notwithstanding anything contained in clause (ii) above, in the event of the consummation of an IPO (as defined below) where the Public Price is less than $2.5875 per share of Common Stock (adjusted for any stock splits, stock dividends, reclassification and the like with respect to the Common Stock at any time after the Filing Date), in lieu of the adjustment set forth in clause (ii), the Conversion Rate per share of Series B Preferred Stock shall be adjusted, as of immediately prior to the consummation of the IPO, such that each share of Series B Preferred Stock shall be convertible into a number of shares of Common Stock equal to the quotient of (1) the Series B Original Issue Price divided by (2) the Public Price multiplied by 0.865 (for the avoidance of doubt, the adjustment right described in this clause (iii) shall not obligate any holder of Series B Preferred Stock to convert such shares of Series B Preferred Stock into shares of Common Stock unless such IPO is a Qualified IPO).

(b)    Automatic Conversion. Each share of a series of Preferred Stock shall automatically be converted into shares of Common Stock at the Conversion Rate at the time in effect for the applicable series of Preferred Stock immediately upon the earlier of (i) the closing of the Corporation’s sale of its Common Stock in a firm commitment underwritten public offering (an “IPO”) pursuant to a registration statement under the Securities Act of 1933, as amended (the “Securities Act”), where the Public Price is not less than $2.25 per share (appropriately adjusted for any stock split, dividend, combination or other recapitalization after the Filing Date) and which results in aggregate cash proceeds to the Corporation of at least $50,000,000 (net of underwriting discounts and commissions) (such IPO, a “Qualified IPO”), or (ii) the date specified by written consent or affirmative vote or agreement of the holders of at least 75% of the then outstanding shares of such series of Preferred Stock, each voting as a separate class. Such conversion shall be deemed to have been made, as applicable, on the date of closing of the IPO or the conversion date described in the stockholder consent, vote or agreement approving such conversion of the applicable series of Preferred Stock, and the persons entitled to receive shares of Common Stock issuable upon such conversion shall be treated for all purposes as the record holders of such shares of Common Stock as of such date.

(c)    Mechanics of Conversion. Before any holder of Preferred Stock shall be entitled to voluntarily convert the same into shares of Common Stock, such holder shall surrender the certificate or certificates therefor, duly endorsed, at the office of the Corporation or of any transfer agent for such series of Preferred Stock, and shall give written notice to the Corporation at its principal corporate office, of the election to convert the same and shall state therein the name or names in which the certificate or certificates for shares of Common Stock are to be issued. The Corporation shall, as soon as practicable thereafter, issue and deliver at such office to such holder of Preferred Stock, or to the nominee or nominees of such holder, a certificate or certificates for the number of shares of Common Stock to which such holder shall be entitled as aforesaid. Such conversion shall be deemed to have been made immediately prior to the close of business on the date of such surrender of the shares of such series of Preferred Stock to be converted, duly endorsed, and the person or persons entitled to receive the shares of Common Stock issuable upon such conversion shall be treated for all purposes as the record holder or holders of such shares of Common Stock as of such date. If the conversion is in connection with an underwritten offering of securities registered pursuant to the Securities Act the conversion may, at the option of any holder tendering such Preferred Stock for conversion, be conditioned upon the closing with the underwriters of the sale of securities pursuant to such offering, in which event the person(s) entitled to receive Common Stock upon conversion of such Preferred Stock shall not be deemed to have converted such Preferred Stock until immediately prior to the closing of such sale of securities.

(d)    Conversion Price Adjustments of Preferred Stock for Certain Dilutive Issuances, Splits and Combinations. The Conversion Price of each series of the Preferred Stock shall be subject to adjustment from time to time as follows:

(i)    Issuance of Additional Stock below Purchase Price. If the Corporation shall issue, on or after November 12, 2019 (the “Filing Date”), any Additional Stock (as defined below) without consideration or for a consideration per share less than the Conversion Price applicable to a series of Preferred Stock in effect immediately prior to the issuance of such Additional Stock, the Conversion Price for such series of Preferred Stock in effect immediately prior to each such issuance shall automatically be adjusted as set forth in this Section 4(d)(i), unless otherwise provided in this Section 4(d)(i).

(A)    Adjustment Formula. Whenever the Conversion Price for a series of Preferred Stock is adjusted pursuant to this Section (4)(d)(i), the new Conversion Price for such series of Preferred Stock shall be determined in accordance with the following formula:

CP2 = CP1 * (A + B) ÷ (A + C).

For purposes of the foregoing formula, the following definitions shall apply:

(1)    “CP2” shall mean the Conversion Price for such series of Preferred Stock in effect immediately after such issue of Additional Stock;

(2)    “CP1” shall mean the Conversion Price for such series of Preferred Stock in effect immediately prior to such issue of Additional Stock;

(3)    “A” shall mean the number of shares of Common Stock outstanding immediately prior to such issue of Additional Stock (treating for this purpose as outstanding all shares of Common Stock issuable (1) upon exercise of all options and warrants outstanding immediately prior to such issue and (2) upon conversion or exchange of all Preferred Stock outstanding immediately prior to such issue);

(4)    “B” shall mean the number of shares of Common Stock that would have been issued if such Additional Stock had been issued at a price per share equal to CP1 (determined by dividing the aggregate consideration received by the Corporation in respect of such issue by CP1); and

(5)    “C” shall mean the number of shares of such Additional Stock issued in such transaction.

(B)    Definition of “Additional Stock”. For purposes of this Section 4(d)(i), “Additional Stock” shall mean any shares of Common Stock issued (or deemed to have been issued pursuant to Section 4(d)(i)(E)) by the Corporation after the Filing Date other than:

(1)    Common Stock issued pursuant to stock dividends, stock splits or similar transactions, as described in Section 4(d)(ii) hereof;

(2)    Shares of Common Stock issued or issuable to employees, consultants or directors of the Corporation or its affiliates pursuant to a stock option plan or restricted stock or restricted stock unit plan approved by the Board of Directors;

(3)    Capital stock, or options or warrants to purchase capital stock, issued to financial institutions or lessors in connection with commercial credit arrangements, equipment financings, commercial property lease transactions or similar transactions;

(4)    Shares of Common Stock or Preferred Stock issuable upon exercise of warrants outstanding as of the Filing Date, including that certain warrant to purchase up to 2,222,222 shares of Series B Preferred Stock (as may be further adjusted for stock splits, stock dividends, reclassification or the like at any time after the Filing Date in accordance with the terms thereof) issued by the Corporation to Athyrium Opportunities III Co-Invest 1 LP (“Athyrium”) as of October 27, 2017 and amended on August 27, 2019;

(5)    Capital stock, or warrants or options to purchase capital stock, issued in connection with bona fide acquisitions, mergers or similar transactions, the terms of which are approved by the Board of Directors;

(6)    Shares of Common Stock issued or issuable upon conversion of the Preferred Stock, including the Series B Preferred Stock;

(7)    Shares of Common Stock issued or issuable in a public offering prior to or in connection with which all outstanding shares of Preferred Stock will be converted to Common Stock;

(8)    Capital stock, or options or warrants to purchase capital stock, issued or issuable to an entity as a component of any business relationship with such entity also involving a material marketing, distribution, product development, supply and/or technology licensing arrangement; and

(9)    Shares of Common Stock issued or issuable in connection with any transaction where such securities so issued are excepted from the definition of “Additional Stock” by the affirmative vote of a majority of the then outstanding shares of each series of Preferred Stock as to which the Conversion Price would otherwise be adjusted as a result of such transaction, each voting as a separate class.

(C)    No Fractional Adjustments. No adjustment of the Conversion Price for the Preferred Stock shall be made in an amount less than one cent per share, provided that any adjustments which are not required to be made by reason of this sentence shall be carried forward and shall be either taken into account in any subsequent adjustment made prior to three years from the date of the event giving rise to the adjustment being carried forward, or shall be made at the end of three years from the date of the event giving rise to the adjustment being carried forward.

(D)    Determination of Consideration. In the case of the issuance of Additional Stock for cash, the consideration shall be deemed to be the amount of cash paid therefor before deducting any reasonable discounts, commissions or other expenses allowed, paid or incurred by the Corporation for any underwriting or otherwise in connection with the issuance and sale thereof. In the case of the issuance of Additional Stock for a consideration in whole or in part other than cash, the consideration other than cash shall be deemed to be the fair market value thereof as determined by the Board of Directors irrespective of any accounting treatment.

(E)    Deemed Issuances of Common Stock. In the case of the issuance (whether before, on or after the Filing Date) of options to purchase or rights to subscribe for Common Stock, securities by their terms convertible into or exchangeable for Common Stock or options to purchase or rights to subscribe for such convertible or exchangeable securities, in each case for Common Stock that is Additional Stock, the following provisions shall apply for all purposes of this Section 4(d)(i):

(1)    The aggregate maximum number of shares of Common Stock deliverable upon exercise (assuming the satisfaction of any conditions to exercisability, including without limitation, the passage of time, but without taking into account potential antidilution adjustments) of such options to purchase or rights to subscribe for Common Stock shall be deemed to have been issued at the time such options or rights were issued and for a consideration equal to the consideration (determined in the manner provided in Section 4(d)(i)(D)), if any, received by the Corporation upon the issuance of such options or rights plus the minimum exercise price provided in such options or rights (without taking into account potential antidilution adjustments) for the Common Stock covered thereby.

(2)    The aggregate maximum number of shares of Common Stock deliverable upon conversion of, or in exchange for (assuming the satisfaction of any conditions to convertibility or exchangeability, including, without limitation, the passage of time, but without taking into account potential antidilution adjustments), any such convertible or exchangeable securities or upon the exercise of options to purchase or rights to subscribe for such convertible or exchangeable securities and subsequent conversion or exchange thereof shall be deemed to have been issued at the time such securities were issued or such options or rights were issued and for a consideration equal to the consideration, if any, received by the Corporation for any such securities and related options or rights (excluding any cash received on account of accrued interest or accrued dividends), plus the minimum additional consideration, if any, to be received by the Corporation (without taking into account potential antidilution adjustments) upon the conversion or exchange of such securities or the exercise of any such related options or rights (the consideration in each case to be determined in the manner provided in Section 4(d)(i)(D)).

(3)    In the event of any increase in the number of shares of Common Stock deliverable or decrease in the consideration payable to the Corporation upon exercise of such options or rights or upon conversion of or in exchange for such convertible or exchangeable securities, other than a change resulting from the antidilution provisions thereof, then such options or rights or such convertible or exchangeable securities shall be deemed to have been issued effective upon such increase in the number of shares of Common Stock or decrease in the consideration, and the applicable Conversion Price of each series of the Preferred Stock shall be recomputed to reflect such change, but no further adjustment shall be made for the actual issuance of Common Stock or any payment of such consideration upon the exercise of any such options or rights or the conversion or exchange of such securities, and provided further that to the extent that the applicable Conversion Price of any series of the Preferred Stock had in any way been affected by or computed upon issuance or prior adjustment of such options, rights or securities, such adjustments shall be recomputed as set forth in subclause (4) below to reflect only that number of shares of Common Stock, if any, actually issued upon the exercise of such options or rights or upon the conversion or exchange of such securities.

(4)    Upon the expiration of any such options or rights, the termination of any such rights to convert or exchange or the expiration of any options or rights related to such convertible or exchangeable securities, the Conversion Price of each series of the Preferred Stock, to the extent in any way affected by or computed using such options, rights or securities or options or rights related to such securities, shall be recomputed to reflect the issuance of only the number of shares of Common Stock (and convertible or exchangeable securities which remain in effect) actually issued upon the exercise of such options or rights, upon the conversion or exchange of such securities or upon the exercise of the options or rights related to such securities.

(5)    The number of shares of Common Stock deemed issued and the consideration deemed paid therefor pursuant to Sections 4(d)(i)(E)(1) and 4(d)(i)(E)(2) shall be appropriately adjusted to reflect any change, termination or expiration of the type described in either Section 4(d)(i)(E)(3) or 4(d)(i)(E)(4).

(F)    No Increased Conversion Price. Notwithstanding any other provisions of this Section (4)(d)(i), except to the limited extent provided for in Sections 4(d)(i)(E)(3) and 4(d)(i)(E)(4), no adjustment of the Conversion Price pursuant to this Section 4(d)(i) shall have the effect of increasing the Conversion Price above the Conversion Price in effect immediately prior to such adjustment.

(ii)    Stock Splits and Dividends. In the event that the Corporation should at any time or from time to time after the Filing Date fix a record date for the effectuation of a split or subdivision of the outstanding shares of Common Stock or the determination of holders of Common Stock entitled to receive a dividend or other distribution payable in additional shares of Common Stock or other securities or rights convertible into, or entitling the holder thereof to receive directly or indirectly, additional shares of Common Stock (hereinafter referred to as “Common Stock Equivalents”) without payment of any consideration by such holder for the additional shares of Common Stock or the Common Stock Equivalents (including the additional shares of Common Stock issuable upon conversion or exercise thereof), then, as of such record date (or the date of such dividend distribution, split or subdivision if no record date is fixed), the applicable Conversion Price of each series of Preferred Stock shall be appropriately decreased so that the number of shares of Common Stock issuable on conversion of each share of such series shall be increased in proportion to such increase in the aggregate number of shares of Common Stock outstanding and those issuable with respect to such Common Stock Equivalents, with the number of shares issuable with respect to Common Stock Equivalents determined from time to time in the manner provided for deemed issuances in Section 4(d)(i)(E).

(iii)    Reverse Stock Splits. If the number of shares of Common Stock outstanding at any time after the Filing Date is decreased by a combination of the outstanding shares of Common Stock, then, following the record date of such combination, the Conversion Price for the Preferred Stock shall be appropriately increased so that the number of shares of Common Stock issuable on conversion of each share of such series of Preferred Stock shall be decreased in proportion to such decrease in the aggregate number of shares of Common Stock outstanding.

(e)    Other Distributions. In the event the Corporation shall declare a distribution payable in securities of other persons, evidences of indebtedness issued by the Corporation or other persons, assets (excluding cash dividends) or options or rights not referred to in Section 4(d)(i)(E), then, in each such case for the purpose of this Section 4(e), the holders of Preferred Stock shall be entitled to a proportionate share of any such distribution as though they were the holders of the number of shares of Common Stock into which their shares of Preferred Stock are convertible as of the record date fixed for the determination of the holders of Common Stock entitled to receive such distribution.

(f)    Recapitalizations. If at any time or from time to time after the Filing Date there shall be a recapitalization of the Common Stock (other than a subdivision, combination or merger or sale of assets transaction provided for elsewhere in this Section 4 or Section 2) provision shall be made so that the holders of the Preferred Stock shall thereafter be entitled to receive upon conversion of such Preferred Stock the number of shares of stock or other securities or property of the Corporation or otherwise, to which a holder of the shares of Common Stock deliverable upon conversion of such Preferred Stock would have been entitled on and at the time of such recapitalization. In any such case, appropriate adjustment shall be made in the application of the provisions of this Section 4 with respect to the rights of the holders of such Preferred Stock after the recapitalization to the end that the provisions of this Section 4 (including adjustment of the Conversion Price then in effect and the number of shares issuable upon conversion of such Preferred Stock) shall be applicable after that event and be as nearly equivalent as practicable.

(g)    No Impairment. The Corporation will not, by amendment of this Sixth Amended and Restated Certificate of Incorporation (except in accordance with Section 6 hereof and applicable law) or through any reorganization, recapitalization, transfer of assets, consolidation, merger, dissolution, issue or sale of securities or any other voluntary action, avoid or seek to avoid the observance or performance of any of the terms to be observed or performed under this Section 4 by the Corporation, but will at all times in good faith assist in the carrying out of all the provisions of this Section 4 and in the taking of all such action as may be necessary or appropriate in order to protect the Conversion Rights of the holders of Preferred Stock against impairment.

(h)    No Fractional Shares and Certificate as to Adjustments.

(i)    No fractional shares shall be issued upon the conversion of any share or shares of the Preferred Stock, and the number of shares of Common Stock to be issued shall be rounded down to the nearest whole share. The number of shares issuable upon such conversion shall be determined on the basis of the total number of shares of Preferred Stock the holder is at the time converting into Common Stock and the number of shares of Common Stock issuable upon such aggregate conversion.

(ii)    Upon the occurrence of each adjustment or readjustment of the Conversion Price of any series of Preferred Stock pursuant to this Section 4, the Corporation, at its expense, shall promptly compute such adjustment or readjustment in accordance with the terms hereof and prepare and furnish to each holder of such series of Preferred Stock a certificate setting forth such adjustment or readjustment and showing in detail the facts upon which such adjustment or readjustment is based. The Corporation shall, upon the written request at any time of any holder of a series of Preferred Stock, furnish or cause to be furnished to such holder a like certificate setting forth (A) such adjustment and readjustment, (B) the Conversion Price for such series of Preferred Stock at the time in effect, and (C) the number of shares of Common Stock and the amount, if any, of other property which at the time would be received upon the conversion of a share of such series of Preferred Stock.

(i)    Notices of Record Date. In the event of any taking by the Corporation of a record of the holders of any class of securities for the purpose of determining the holders thereof who are entitled to receive any dividend (other than a cash dividend) or other distribution, any right to subscribe for, purchase or otherwise acquire any shares of stock of any class or any other securities or property, or to receive any other right, the Corporation shall mail to each holder of Preferred Stock, at least ten (10) business days prior to the date specified therein, a notice specifying the date on which any such record is to be taken for the purpose of such dividend, distribution or right, and the amount and character of such dividend, distribution or right. Nothing herein shall be deemed to limit the obligations of the Corporation to pay the holders of Preferred Stock dividends pursuant to Article IV(B)(1).

(j)    Reservation of Stock Issuable Upon Conversion. The Corporation shall at all times reserve and keep available out of its authorized but unissued shares of Common Stock, solely for the purpose of effecting the conversion of the shares of the Preferred Stock, such number of its shares of Common Stock as shall from time to time be sufficient to effect the conversion of all outstanding shares of Preferred Stock; and if at any time the number of authorized but unissued shares of Common Stock shall not be sufficient to effect the conversion of all then outstanding shares of Preferred Stock, in addition to such other remedies as shall be available to the holder of Preferred Stock, the Corporation will take such corporate action as may, in the opinion of its counsel, be necessary to increase its authorized but unissued shares of Common Stock to such number of shares as shall be sufficient for such purposes, including, without limitation, engaging in best efforts to obtain the requisite stockholder approval of any necessary amendment to this Sixth Amended and Restated Certificate of Incorporation.

(k)    Notices. Any notice required by the provisions of this Section 4 to be given to the holders of shares of Preferred Stock shall be deemed given if deposited in the United States mail, postage prepaid, and addressed to each holder of record at its address appearing on the books of the Corporation.

5.    Voting Rights; Directors.

(a)    Except as otherwise expressly provided herein or by law, the holder of each share of Preferred Stock shall have the right to one vote for each share of Common Stock into which such Preferred Stock could then be converted, and with respect to such vote, such holder shall have full voting rights and powers equal to the voting rights and powers of the holders of Common Stock, and shall be entitled, notwithstanding any provision hereof, to notice of any stockholders’ meeting in accordance with the Bylaws of the Corporation, and shall be entitled to vote, together with holders of Common Stock, with respect to any question upon which holders of Common Stock have the right to vote. Fractional votes shall not, however, be permitted and any fractional voting rights available on an as-converted basis (after aggregating all shares into which shares of Preferred Stock held by each holder could be converted) shall be rounded to the nearest whole number (with one-half being rounded upward).

(b)    At each meeting of stockholders at which members of the Board of Directors are to be elected, or whenever members of the Board of Directors are to be elected by written consent of the stockholders:

(i)    the holders of a majority of the shares of Series A Preferred Stock then outstanding, voting together as a separate class, shall be entitled to elect such number of directors to serve on the Board of Directors as would be proportionate to the shares of Common Stock issuable upon conversion of the Series A Preferred Stock then outstanding relative to all Voting Shares (rounded to the nearest whole person, with one-half being rounded upward, unless such rounding upwards would not enable the Series B Preferred Stock then outstanding, voting together as a class, to elect at least one director), but never less than a majority; provided, that at least 2,500,000 shares of the Series A Preferred Stock are outstanding (as adjusted for stock splits, stock dividends, reclassification or the like with respect to such series of Preferred Stock at any time after the Filing Date);

(ii)    the holders of a majority of the shares of Series B Preferred Stock then outstanding shall be entitled to elect such number of directors to serve on the Board of Directors as would be proportionate to the shares of Common Stock issuable upon conversion of the Series B Preferred Stock then outstanding relative to all Voting Shares (rounded to the nearest whole person, with one-half being rounded upward, unless such rounding upwards would not enable the Series A Preferred Stock, voting together as a separate class, to elect a majority of the Board), but never less than one; provided, that (A) at least 40,000,000 shares of the Series B Preferred Stock are outstanding (in each case, as adjusted for stock splits, stock dividends, reclassification or the like with respect to such series of Preferred Stock at any time after the Filing Date), and (B) the outstanding shares of Series B Preferred Stock constitute at least ten percent (10%) of all Voting Shares (provided that this clause (B) shall not apply so long as Athyrium or an affiliate thereof holds a majority of the outstanding Series B Preferred Stock); and

(iii)    the holders of a majority of the shares of Common Stock and Preferred Stock then outstanding, voting together as a single class on an as-converted to Common Stock basis, shall be entitled to elect the remaining members of the Board of Directors, if any.

For purposes of this Sixth Amended and Restated Certificate of Incorporation, “Voting Shares” shall mean as of any date, the shares of Common Stock outstanding as of such date and the shares of Common Stock issuable upon conversion of all outstanding shares of Preferred Stock on such date.

(c)    In the case of any vacancy in the office of a director occurring among the directors elected by the holders of Series A Preferred Stock, voting together as a separate class, in accordance with the provisions of Section 5(b)(i) above, the remaining director or directors so elected by the holders of Series A Preferred Stock (or, if there is no remaining director, the holders of a majority of the Series A Preferred Stock voting together as a separate class), shall elect a successor or successors to serve for the unexpired term of the director whose office is vacant.

(d)    In the case of any vacancy in the office of a director occurring among the director or directors elected by the holders Series B Preferred Stock, voting together as a class, in accordance with the provisions of Section 5(b)(ii) above, the remaining director or directors so elected by the holders of Series B Preferred Stock (or, if there is no remaining director, the holders of a majority of Series B Preferred Stock voting together as a separate class), shall elect a successor or successors to serve for the unexpired term of the director whose office is vacant.

(e)    In the case of any vacancy in the office of a director occurring among the director or directors elected by the Common Stock and Preferred Stock, voting together as a single class, in accordance with the provisions of Section 5(b)(iii) above, the remaining director or directors (or, if there is no remaining director, the holders of a majority of the Common Stock and Preferred Stock, voting together as a single class on an as-converted to Common Stock basis), shall elect a successor or successors to serve for the unexpired term of the director whose office is vacant.

6.    Protective Provisions.

(a)    So long as shares of Preferred Stock convertible into at least 30,000,000 shares of Common Stock are outstanding (as appropriately adjusted for stock splits, stock dividends, reclassification or the like at any time after the Filing Date), the Corporation shall not, either directly or indirectly by amendment, merger, consolidation or otherwise, do any of the following without first obtaining the approval (by vote or written consent, as provided by law) of the holders of a majority of the then outstanding shares of Preferred Stock, voting together as a class on an as converted to Common Stock basis:

(i)    effect a transaction described in Section 2(d)(i) above;

(ii)    authorize or issue, or obligate itself to issue, any other equity security, including any security (other than Series A Preferred Stock and/or Series B Preferred Stock) convertible into or exercisable for any equity security, being on a parity with the Series A Preferred Stock and/or Series B Preferred Stock with respect to voting, dividends, redemption, conversion or upon liquidation; or

(iii)    redeem, purchase or otherwise acquire (or pay into or set funds aside for a sinking fund for such purpose) any share or shares of Preferred Stock or Common Stock; provided, however, that this restriction shall not apply to the repurchase of shares of Common Stock from employees, officers, directors, consultants or other persons (other than Harry Stylli) performing services for the Corporation or any subsidiary pursuant to agreements under which the Corporation has the option to repurchase such shares at cost upon the occurrence of certain events, such as the termination of employment, or through the exercise of any right of first refusal.

(b)    So long as at least 2,500,000 shares of Series A Preferred Stock are outstanding (as adjusted for stock splits, stock dividends, reclassification or the like with respect to such series of Preferred Stock at any time after the Filing Date), the Corporation shall not, either directly or indirectly by amendment, merger, consolidation or otherwise, do any of the following without first obtaining the approval (by vote or written consent, as provided by law) of the holders of a majority of the then outstanding shares of Series A Preferred Stock, voting together as a separate class:

(i)    alter or change the rights, preferences or privileges of the shares of Series A Preferred Stock by amendment of this Sixth Amended and Restated Certificate of Incorporation or the Bylaws of the Corporation, so as to affect adversely the shares of such series;

(ii)    increase or decrease (other than by redemption or conversion) the total number of authorized shares of Series A Preferred Stock or Series B Preferred Stock; or

(iii)    authorize or issue, or obligate itself to issue, any other equity security, including any security convertible into or exercisable for any equity security, having a preference over the Series A Preferred Stock with respect to voting, dividends, redemption or upon liquidation (for the avoidance of doubt, the designation of a new series of Preferred Stock that is pari passu or junior to the Series A Preferred Stock shall not require approval pursuant to this Section 6(b)).

(c)    So long as at least 40,000,000 shares of Series B Preferred Stock are outstanding (as adjusted for stock splits, stock dividends, reclassification or the like with respect to such series of Preferred Stock at any time after the Filing Date), the Corporation shall not, either directly or indirectly by amendment, merger, consolidation or otherwise, do any of the following without first obtaining the approval (by vote or written consent, as provided by law) of the holders of a majority of the then outstanding shares of Series B Preferred Stock, voting together as a separate class:

(i)    alter or change the rights, preferences or privileges of the shares of Series B Preferred Stock by amendment of this Sixth Amended and Restated Certificate of Incorporation or the Bylaws of the Corporation, so as to affect adversely the shares of such series;

(ii)    increase or decrease (other than by redemption or conversion) the total number of authorized shares of Series A Preferred Stock or Series B Preferred Stock;

(iii)    authorize or issue, or obligate itself to issue, any other equity security, including any security convertible into or exercisable for any equity security, having a preference over the Series B Preferred Stock with respect to voting, dividends, redemption or upon liquidation (for the avoidance of doubt, the designation of a new series of Preferred Stock that is pari passu or junior to the Series B Preferred Stock shall not require approval pursuant to this Section 6(c));

(iv)    enter into any transaction with (A) Harry Stylli, (B) any Affiliate or Immediate Family Member (as such terms are defined in the Fourth Amended and Restated Investors’ Rights Agreement, dated as of August 27, 2019, among the Corporation and the stockholders of the Corporation named therein) of Harry Stylli or (C) any other individual, corporation, partnership, trust, limited liability company, association or other entity with respect to which Harry Stylli, beneficially owns directly or indirectly, (1) in the aggregate more than 35% of the economic interests, or (2) the power to elect or appoint more than 35% of the members of the board of directors thereof (or equivalent governing body) (each person or entity described in this clause (iv), a “Stylli Party”);

(v)    (1) sell, convey, or otherwise dispose of, in a single transaction or series of related transactions, the Corporation’s assets, including the equity of any of the Corporation’s subsidiaries, or (2) acquire, merge or amalgamate with or into or consolidate with any other corporation, limited liability company or other entity (other than a wholly-owned subsidiary of the Corporation), in each case, where such transaction or series of related transactions has an aggregate value (including the value of any shares exchanged by the Corporation) of at least $10 million and is not in the ordinary course of business (each, as determined in good faith by the Board of Directors); provided, that this Section 6(c)(v) shall not apply to a merger effected exclusively for the purpose of changing the domicile of the Corporation; or

(vi)    enter into any financing transaction that results in the Corporation’s securities trading on a public stock exchange, other than a Qualified IPO.

7.    Status of Converted and Reacquired Stock. In the event any shares of Preferred Stock shall be converted pursuant to Section 4 hereof or shall be reacquired by the Corporation (via exchange, repurchase, redemption or otherwise), the shares so converted or reacquired shall be automatically retired and cancelled and may not be reissued by the Corporation. Following any such conversion or reacquisition of shares of Preferred Stock, the Corporation shall, without further action of its stockholders, file with the Delaware Secretary of State a certificate identifying the shares of Preferred Stock so converted or reacquired and stating that their reissuance is prohibited under this Sixth Amended and Restated Certificate of Incorporation, which upon filing shall have the effect of amending this Sixth Amended and Restated Certificate of Incorporation to reduce the number of authorized shares of the series to which such shares belong, and, if such retired shares constitute all the shares of such series, eliminating from this Sixth Amended and Restated Certificate of Incorporation all reference to such series of Preferred Stock.

(C)    Common Stock. The rights, preferences, privileges and restrictions granted to and imposed on the Common Stock are as set forth below in this Article IV(C).

1.    Dividend Rights. Subject to the prior rights of holders of all classes of stock at the time outstanding having prior rights as to dividends, the holders of the Common

Stock shall be entitled to receive, if, when and as declared by the Board of Directors, out of any assets of the Corporation legally available therefor, such dividends as may be declared from time to time by the Board of Directors.

2.    Liquidation Rights. Upon the liquidation, dissolution or winding up of the Corporation, the assets of the Corporation shall be distributed as provided in Article IV(B)(2).

3.    Redemption. The Common Stock is not mandatorily redeemable.

4.    Voting Rights. Each holder of Common Stock shall have the right to one vote per share of Common Stock, and shall be entitled to notice of any stockholders’ meeting in accordance with the Bylaws of the Corporation, and shall be entitled to vote upon such matters and in such manner as may be provided by law. Notwithstanding the foregoing, the number of authorized shares of Common Stock may be increased or decreased (but not below the number of shares thereof then outstanding) by (in addition to any vote of the holders of Preferred Stock that may be required by the terms of this Sixth Amended and Restated Certificate of Incorporation) the affirmative vote of the holders of Voting Shares representing a majority of all outstanding Voting Shares, irrespective of the provisions of Section 242(b)(2) of the General Corporation Law.

(D)    Share Split. Upon this Sixth Amended and Restated Certificate of Incorporation becoming effective pursuant to the General Corporation Law (the “Effective Time”), each one (1) share of Series B Preferred Stock, par value $0.001 per share, issued and outstanding immediately prior to the Effective Time (the “Old Series B Preferred Stock”) shall automatically without further action on the part of the Corporation or any holder of Old Series B Preferred Stock, be reclassified, subdivided and changed into 1.22222222 shares of Series B Preferred Stock, par value $0.001 per share, of the Corporation (the “New Series B Preferred Stock”). From and after the Effective Time, certificates (if any) representing the Old Series B Preferred Stock shall represent the number of whole shares of New Series B Preferred Stock into which such shares shall have been reclassified, subdivided and changed pursuant to this Sixth Amended and Restated Certificate of Incorporation. Any fractional share resulting from such reclassification, subdivision and change shall be rounded downward to the nearest whole share.

ARTICLE V

The number of directors which shall constitute the Board of Directors shall consist of not less than three (3) nor more than nine (9) persons. The number of directors shall initially be seven (7) and, thereafter, shall be fixed, within the limits set forth in the preceding sentence, exclusively by one or more resolutions adopted from time to time by the affirmative vote of a majority of the Board of Directors.

ARTICLE VI

Except as otherwise provided in this Sixth Amended and Restated Certificate of Incorporation, in furtherance and not in limitation of the powers conferred by statute, the Board of Directors is expressly authorized to make, alter or repeal the Bylaws of the Corporation.

ARTICLE VII

Elections of directors need not be by written ballot unless otherwise provided in the Bylaws of the Corporation.

ARTICLE VIII

To the fullest extent permitted by law, a director of the Corporation shall not be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director. If the General Corporation Law is amended after approval by the stockholders of this Article VIII to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of a director of the Corporation shall be eliminated or limited to the fullest extent permitted by the General Corporation Law as so amended.

The right to exculpation conferred in this Article VIII shall be a contract between the Corporation and each director who is covered by this Article VIII while this Sixth Amended and Restated Certificate of Incorporation is in effect. Any repeal or modification of the foregoing provisions of this Article VIII by the stockholders of the Corporation shall not adversely affect any right or protection of a director of the Corporation existing at the time of, or increase the liability of any director of the Corporation with respect to any acts or omissions occurring prior to, such repeal or modification. Notwithstanding the foregoing provisions of this Article VIII, any right or protection provided hereunder shall be deemed to vest at the time that the act or omission occurred.

ARTICLE IX

The following indemnification provisions shall apply to the persons enumerated below.

1.    Right to Indemnification of Directors and Officers. The Corporation shall indemnify and hold harmless, to the fullest extent permitted by applicable law as it presently exists or may hereafter be amended, any person (an “Indemnified Person”) who was or is made or is threatened to be made a party or is otherwise involved in any action, suit or proceeding, whether civil, criminal, administrative or investigative (a “Proceeding”), by reason of the fact that such person is or was a director or officer of the Corporation or, while a director or officer of the Corporation, is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation or of a partnership, joint venture, limited liability company, trust, enterprise or other entity, including service with respect to employee benefit plans, against all liability and loss suffered and expenses (including attorneys’ fees) reasonably incurred by such Indemnified Person in such Proceeding. Notwithstanding the preceding sentence, except as otherwise provided in Section 3 of this Article IX, the Corporation shall be required to indemnify an Indemnified Person in connection with a Proceeding (or part thereof) commenced by such Indemnified Person only if the commencement of such Proceeding (or part thereof) by the Indemnified Person was authorized in advance by the Board of Directors.

2.    Prepayment of Expenses of Directors and Officers. The Corporation shall pay the expenses (including attorneys’ fees) incurred by an Indemnified Person in defending any Proceeding in advance of its final disposition, provided, however, that such payment of expenses in advance of the final disposition of the Proceeding shall be made only upon receipt of an undertaking by or on behalf of the Indemnified Person to repay all amounts advanced if it should be ultimately determined that the Indemnified Person is not entitled to be indemnified under this Article IX or otherwise.

3.    Claims by Directors and Officers. If a claim for indemnification or advancement of expenses under this Article IX is not paid in full within 30 days after a written claim therefor by the Indemnified Person has been received by the Corporation, the Indemnified Person may file suit to recover the unpaid amount of such claim and, if successful in such suit, in whole or in part, shall be entitled to be paid the expense of prosecuting such claim. In any such action the Corporation shall have the burden of proving that the Indemnified Person is not entitled to the requested indemnification or advancement of expenses under applicable law.

4.    Indemnification of Employees and Agents. The Corporation may indemnify and advance expenses to any person who was or is made or is threatened to be made or is otherwise involved in any Proceeding by reason of the fact that such person is or was an employee or agent of the Corporation or, while an employee or agent of the Corporation, is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation or of a partnership, joint venture, limited liability company, trust, enterprise or nonprofit entity, including service with respect to employee benefit plans, against all liability and loss suffered and expenses (including attorneys’ fees) reasonably incurred by such person in connection with such Proceeding. The ultimate determination of entitlement to indemnification of persons who are non-director or officer employees or agents of the Corporation shall be made in such manner as is determined by the Board of Directors in its sole discretion. Without limiting the foregoing, the Corporation shall not be required to indemnify any such person in connection with a Proceeding initiated by such person if the Proceeding was not authorized in advance by the Board of Directors.

5.    Advancement of Expenses of Employees and Agents. The Corporation may pay the expenses (including attorneys’ fees) incurred by an employee or agent in defending any Proceeding in advance of its final disposition on such terms and conditions as may be determined by the Board of Directors.

6.    Non-Exclusivity of Rights. The rights conferred on any person by this Article IX shall not be exclusive of any other rights which such person may have or hereafter acquire under any statute, any other provision of this Sixth Amended and Restated Certificate of Incorporation, the Bylaws of the Corporation, agreement, vote of stockholders or disinterested directors or otherwise.

7.    Other Indemnification. Subject to Section 9 of this Article IX, the Corporation’s obligation, if any, to indemnify any person who was or is serving at its request as a director, officer or employee of another corporation, partnership, limited liability company, joint venture, trust, organization or other enterprise shall be reduced by any amount such person may collect as indemnification from such other corporation, partnership, limited liability company, joint venture, trust, organization or other enterprise.

8.    Insurance. The Board of Directors may, to the full extent permitted by applicable law as it presently exists, or may hereafter be amended from time to time, authorize an appropriate officer or officers to purchase and maintain at the Corporation’s expense insurance: (a) to indemnify the Corporation for any obligation that it incurs as a result of the indemnification of directors, officers, employees, and agents under the provisions of this Article IX; and (b) to indemnify or insure directors, officers, employees, and agents against liability asserted against such person and incurred by such person in any such capacity, or arising out of such person’s status as such, whether or not the Corporation would have the power to indemnify such person against such liability under the provisions of this Article IX.

9.    Primacy of Corporation’s Indemnification Obligation. The Corporation shall be the indemnitor of first resort for any director who is entitled to indemnification and advancement pursuant to this Article IX (i.e., the Corporation’s obligations to indemnify a director shall be primary and any obligation of any third party employer or affiliate of such director to advance expenses or to provide indemnification for the same expenses or liabilities incurred by such director are secondary) and it shall be required to advance the full amount of expenses incurred by such director and shall be liable for the full amount of all expenses, judgments, penalties, fines and amounts paid in settlement to the extent legally permitted and as required by this Sixth Amended and Restated Certificate of Incorporation (or any other agreement between the Corporation and such director), without regard to any rights such director may have against any third party employer or affiliate of such director.

10.    Amendment or Repeal. The right to indemnification and advancement conferred in this Article IX shall be a contract between the Corporation and each person who is covered by this Article IX while this Sixth Amended and Restated Certificate of Incorporation is in effect. Any repeal or modification of the provisions of this Article IX shall not adversely affect any right or protection hereunder of any person who is covered by this Article IX in respect of any Proceeding (regardless of when such Proceeding is first threatened, commenced or completed) arising out of, or related to, any act or omission occurring prior to the time of such repeal or modification. Notwithstanding the foregoing provisions of this Article IX, any right or protection provided hereunder shall be deemed to vest at the time that the act or omission occurred, irrespective of when and whether a Proceeding challenging such act or omission is first threatened or commenced. The rights provided hereunder shall inure to the benefit of any Indemnified Person and such person’s heirs, executors, administrators and other legal representatives.

ARTICLE X

The Corporation renounces, to the fullest extent permitted by law, any interest or expectancy of the Corporation in, or in being offered an opportunity to participate in, any

Excluded Opportunity. An “Excluded Opportunity” is any matter, transaction or interest that is presented to, or acquired, created or developed by, or which otherwise comes into the possession of a Covered Person (as defined below), unless such matter, transaction or interest is presented to, or acquired, created or developed by, or otherwise comes into the possession of, a Covered Person expressly and solely in such Covered Person’s capacity as an officer or director of the Corporation. For purposes of this Article X, a “Covered Person” shall mean (i) any director of the Corporation, or (ii) any holder of Preferred Stock or any partner, member, director, stockholder, employee or agent of any such holder.

ARTICLE XI

(A)    Forum. Unless the Corporation, in writing, selects or consents to the selection of an alternative forum, the sole and exclusive forum for any current or former stockholder (including any current or former beneficial owner) to bring internal corporate claims (as defined below), to the fullest extent permitted by law, and subject to applicable jurisdictional requirements, shall be the Court of Chancery of the State of Delaware (or, if the Court of Chancery does not have jurisdiction, another state or federal court located within the State of Delaware). For purposes of this Article XI, “internal corporate claims” means claims, including claims in the right of the Corporation: (a) that are based upon a violation of a duty by a current or former director, officer, employee or stockholder in such capacity, or (b) as to which the General Corporation Law confers jurisdiction upon the Court of Chancery. If any action the subject matter of which is within the scope of this Article XI is filed in a court other than the Court of Chancery (or, if the Court of Chancery does not have jurisdiction, another state or federal court located within the State of Delaware) (a “Foreign Action”) by any current or former stockholder (including any current or former beneficial owner), such stockholder shall be deemed to have consented to: (i) the personal jurisdiction of the Court of Chancery (or such other state or federal court located within the State of Delaware, as applicable) in connection with any action brought in any such court to enforce this Article XI, and (ii) having service of process made upon such stockholder in any such action by service upon such stockholder’s counsel in the Foreign Action as agent for such stockholder.

(B)    Enforceability. If any provision of this Article XI shall be held to be invalid, illegal or unenforceable as applied to any person or entity or circumstance for any reason whatsoever, then, to the fullest extent permitted by law, the validity, legality and enforceability of such provision in any other circumstance and of the remaining provisions of this Article XI (including, without limitation, each portion of any sentence of this Article XI containing any such provision held to be invalid, illegal or unenforceable that is not itself held to be invalid, illegal or unenforceable) and the application of such provision to other persons or entities or circumstances shall not in any way be affected or impaired thereby.

*    *    *    *    *    *

FOURTH: That the foregoing amendment and restatement was approved by the holders of the requisite number of shares of the corporation in accordance with Section 228 of the General Corporation Law.

FIFTH: That this Sixth Amended and Restated Certificate of Incorporation, which restates and integrates and further amends the provisions of the corporation’s Certificate of Incorporation, as amended, has been duly adopted in accordance with Sections 242 and 245 of the General Corporation Law.

IN WITNESS WHEREOF, this Sixth Amended and Restated Certificate of Incorporation has been executed by a duly authorized officer of the corporation on this 12th day of November, 2019.

By:	/s/ Eric d’Esparbes
Eric d’Esparbes
Chief Financial Officer

[SIGNATURE PAGE TO SIXTH AMENDED AND RESTATED CERTIFICATE OF INCORPORATION OF PROGENITY, INC.]